Exhibit 99.1

FOR IMMEDIATE RELEASE

Cogent Contacts:
For Public Relations:	For Investor Relations:
Jocelyn Johnson	John Chang
+ 1 (202) 295-4299	+ 1 (202) 295-4212
jajohnson@cogentco.com	investor.relations@cogentco.com

Cogent Communications to Resume Stock Repurchase Program

WASHINGTON, D.C. November 17, 2025 – The Board of Directors of Cogent Communications Holdings, Inc. (“Cogent”) (NASDAQ: CCOI) one of the largest Internet service providers in the world, today announced that it has determined to allow management to resume the company’s stock repurchase program. The company may purchase shares from time to time depending on market, economic, and other factors. Cogent’s stock repurchase program does not obligate the company to acquire any specific number of shares, and there can be no guarantee as to the amount of shares that may be repurchased pursuant to the program, if any.

About Cogent

Cogent Communications (NASDAQ: CCOI) is a multinational, Tier 1 facilities-based ISP. Cogent specializes in providing businesses with high-speed Internet access, Ethernet transport, and colocation services. Cogent’s facilities-based, all-optical IP network backbone provides services in 302 markets globally.

Cogent is headquartered at 2450 N Street, NW, Washington, D.C. 20037. For more information, visit www.cogentco.com. Cogent can be reached in the United States at (202) 295-4200 or via email at info@cogentco.com.

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Information in this release may involve expectations, beliefs, plans, intentions or strategies regarding the future. These forward-looking statements involve risks and uncertainties. All forward-looking statements included in this release are based upon information available to Cogent Communications Holdings, Inc. as of the date of the release, and we assume no obligation to update any such forward-looking statement. The statements in this release are not guarantees of future performance and actual results could differ materially from our current expectations. Numerous factors could cause or contribute to such differences. Some of the factors and risks associated with our business are discussed in Cogent’s registration statements filed with the Securities and Exchange Commission and in its other reports filed from time to time with the SEC.

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